Exhibit 99.2(g)(ii)

THL CREDIT SENIOR LOAN FUND

SUBADVISORY AGREEMENT

This Subadvisory Agreement, made as of the [•]th day of September, 2013 (the “Agreement”), between Four Wood Capital Advisors LLC, a New York limited liability company (the “Adviser”), and THL Credit Advisors LLC, a Delaware limited liability company (the “Subadviser”).

WHEREAS, THL Credit Senior Loan Fund (the “Fund”) is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund has retained the Adviser to serve as investment manager for the Fund pursuant to a Management Agreement between the Adviser and the Fund (as such Agreement may be modified from time to time, the “Management Agreement”); and

WHEREAS, under the Management Agreement, the Adviser has agreed to provide certain investment advisory and related administrative services to the Fund; and

WHEREAS, the Management Agreement permits the Adviser to delegate certain of its investment advisory duties under the Management Agreement to one or more subadvisers; and

WHEREAS, the Adviser wishes to retain the Subadviser to furnish certain investment advisory services to the Fund and manage such portion of the Fund as the Adviser shall from time to time direct, and the Subadviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed between the Adviser and the Subadviser as follows:

1.                                      Appointment.  The Adviser hereby appoints the Subadviser to provide certain investment advisory services to the Fund for the period and on the terms set forth in this Agreement.  The Subadviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.                                      Fund Management Duties.  Subject to the supervision of the Fund’s Board of Trustees (“Board”) and the Adviser, the Subadviser will provide a continuous investment program for the Fund and determine the composition of the assets of the Fund, including determination of the purchase, retention or sale of the securities or instruments, cash and other investments contained in the portfolio.  The Subadviser will conduct investment research and conduct a continuous program of evaluation, investment, sales and reinvestment of the Fund’s assets by determining the securities and other investments that shall be purchased, entered into, sold, closed or exchanged for the Fund, when these transactions should be executed, and what portion of the Fund should be held in the various securities and other investments in which it may invest, and the Subadviser is hereby authorized to execute and perform such services on behalf of the Fund.  The Subadviser will provide the services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s registration statement under the Securities Act of 1933, as amended (“1933 Act”), and the 1940

Act or the Fund’s annual and semi-annual reports to shareholders, as delivered to the Subadviser from time to time.

The Subadviser’s authority hereunder shall include the power to buy, sell, and hold such securities and other instruments, to open accounts and execute trading agreements and any other reasonable and customary documents on behalf of the Fund (including any amendments, waivers, voting or corporate action notice) as the Subadviser deems appropriate within the parameters of the Fund’s investment objective, policies and restrictions as stated in the Fund’s registration statement under the 1933 Act and the 1940 Act or the Fund’s annual and semi-annual reports to shareholders, and the conditions of this Agreement.  The Subadviser agrees that, prior to (i) opening (or amending) any accounts, including prime brokerage and futures accounts with brokerage firms or other financial institutions and (ii) entering into (or amending) any ISDA master agreement, master repurchase agreement, master securities lending agreement, or any other master swap or over-the-counter trading documentation, including any schedule or credit support annex thereto (such agreements collectively, “OTC Agreements”), or any related clearing agreements or control agreements on behalf of the Fund, the Fund shall have an opportunity to review the terms of, and the use of, any such account opening documents, prime brokerage, futures and other related agreements, OTC Agreements, and related clearing agreements or control agreements.

The Adviser must provide the Subadviser any agreements and procedures of the Fund prior to execution or finalization with reasonable time to discuss such agreements and procedures.  The exercise or the performance of any consent right by the Fund (as described above) shall not relieve the Subadviser of its liability, if any, or responsibilities hereunder.  The Subadviser further agrees as follows:

(a)                                 The Subadviser understands that the Fund is required to be managed so as to permit the Fund to qualify or continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986 (“Code”), and will coordinate efforts with the Adviser with that objective.

(b)                                 The Subadviser will perform its activities in material compliance with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, any applicable procedures adopted by the Board of which a copy has been delivered to the Subadviser and the Subadviser has reasonable time to review, and the provisions of the Fund’s registration statement.

(c)                                  In connection with the purchase and sale of securities and instruments for the Fund, the Subadviser will arrange for the transmission to the custodian and portfolio accounting agent for the Fund, on a daily basis, such confirmation, trade tickets and other documents and information, including, but not limited to, CUSIP, Sedol or other numbers that identify securities to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the custodian and portfolio accounting agent to perform their administrative and recordkeeping responsibilities with respect to the Fund.  With respect to portfolio securities to be purchased or sold through the Depository Trust and Clearing Corporation, the Subadviser will arrange for the automatic transmission of the confirmation of such trades to the Fund’s custodian and portfolio accounting agent.

(d)                                 The Subadviser will assist the Fund, the custodian and the portfolio accounting agent for the Fund in determining or confirming, consistent with the procedures and policies stated in the registration statement for the Fund and with the Fund’s Valuation Procedures, the value of any portfolio securities, instruments or other assets of the Fund.

(e)                                  The Subadviser will make available to the Fund and the Adviser, promptly upon request, all of the Fund’s investment records and ledgers maintained by the Subadviser (which shall not include the records and ledgers maintained by the custodian or portfolio accounting agent for the Fund) as are necessary to assist the Fund and the Adviser to comply with requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as well as other applicable laws.  The Subadviser will furnish to regulatory agencies having the requisite authority any information or reports in connection with such services that may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

(f)                                   The Subadviser will provide reports to the Board, for consideration at meetings of the Board, on the investment program for the Fund and the issuers and securities represented in the Fund’s portfolio, and will furnish the Board such periodic and special reports as the Board and the Adviser may reasonably request.  In addition, the Subadviser shall make appropriate persons, including portfolio managers, available for the purpose of reviewing with representatives of the Adviser and the Board on a regular basis at reasonable times the investment program for the Fund, the performance of the Fund and conditions affecting the marketplace generally.

(g)                                  The Subadviser shall provide the Adviser, the Fund or the Board with such information and assurances (including certifications and sub-certifications) and with such reasonable assistance as the Adviser, the Fund or the Board may reasonably request from time to time in order to assist it in complying with applicable laws, rules, regulations and exemptive orders, including requirements in connection with the Adviser’s, the Subadviser’s or the Board’s fulfillment of its responsibilities under Section 15(c) of the 1940 Act and the preparation and/or filing of periodic and other reports and filings required to maintain the registration and qualification of the Fund, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities, and tax laws and other applicable laws, including without limitation that Sarbanes Oxley Act of 2002.  The Subadviser shall review draft reports to shareholders, registration statements or amendments thereto or portions thereof that relate to the Fund or the Subadviser and other documents provided to the Subadviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information provided by the Subadviser and/or contained in such reports or other documents.

(h)                                 In rendering the services required under this Agreement, the Subadviser may, from time to time, employ or associate with itself such entity, entities, person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement.  The Subadviser may not, however, retain as subadviser any company that would be an “investment adviser” as that term is defined in the 1940 Act, to the Fund unless the contract with such company is approved the Adviser and by a majority of the Board and by a majority of Board who are not parties to any agreement or contract with such company and who are not “interested persons” as defined in the 1940 Act, of the Fund, the Adviser, the Subadviser or any such company that is retained as subadviser, and also is approved by the vote of a majority of the outstanding voting securities of the Fund to the extent required by the 1940 Act.  The Subadviser shall be responsible for making reasonable inquiries and for reasonably ensuring that any employee of the Subadviser, any subadviser or other person or entity that the Subadviser has employed or with which it has associated with respect to the Fund, or any employee thereof has not, to the best of the Subadviser’s knowledge, in any material connection with the handling of Fund assets:

(i)                                     been convicted, within the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion or misappropriation of funds or securities, involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code, or involving the purchase or sale of any security; or

(ii)                                  been found by any state regulatory authority, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit or knowing misrepresentation; or

(iii)                               been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit or knowing misrepresentation.

3.                                      Compensation.  For the services provided and the expenses assumed pursuant to this Agreement, the Adviser shall pay the Subadviser, and the Subadviser agrees and accepts as full compensation therefor, a subadvisory fee in an amount equal to 50% of the advisory fees paid to the Adviser for its services as investment manager to the Fund under the Investment Management Agreement between the Adviser and the Fund.

4.                                      Broker-Dealer Selection.  The Subadviser is responsible for decisions to buy and sell securities and other investments for the Fund, for broker-dealer selection and for negotiation of brokerage commission rates.  The Subadviser, consistent with investment considerations, is to seek the most favorable price and best execution for the Fund, taking into account  a number of factors including, but not limited to, the nature of the security or instrument being traded; the size and type of the transaction; the nature and character of the market for the security; the desired timing of the trade; the activity existing and expected in the market for the particular security or instrument; confidentiality, including trade anonymity; the quality of execution; clearance and settlement services; financial stability of the broker-dealer, and the broker-dealer’s executing capabilities, including block positioning, and ability to obtain best price and execution.   Accordingly, the price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Subadviser in the exercise of its fiduciary obligations to the Fund, by other aspects of the portfolio execution services offered.  Subject to such policies as the Board may determine, and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and interpretations of the Securities and Exchange Commission (the “SEC”) thereunder, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker-dealer for effecting a portfolio investment transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Subadviser or its affiliate determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Subadviser’s or its affiliate’s overall responsibilities with respect to the Fund and to their other clients as to which they exercise investment discretion.  To the extent consistent with these standards and the Fund’s Procedures for Securities Transactions with Affiliated Brokers pursuant to Rule 17e-1, the Subadviser is further authorized to allocate the orders placed by it on behalf of the Fund to the (i) Subadviser if it is registered as a broker-dealer with the SEC, (ii) its affiliated broker-dealer, or (iii) such brokers and dealers who also provide research, statistical material or other services to the Fund, the Subadviser or an affiliate of the Subadviser.  Such allocation shall be in such amounts and proportions as the Subadviser shall determine consistent with the above standards and the Subadviser will report on said allocation regularly to the Board, indicating the broker-dealers to which such allocations have been made and the basis therefor.  The Subadviser may, on occasions when it deems the purchase or sale of a security or instrument to be in the best interests of the Fund as well as its other clients, aggregate, to the extent permitted by applicable laws, rules and regulations, the securities or instruments to be sold or purchased in order to obtain the best net price and the most favorable execution. In such event, allocation of the securities or instrument so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Subadviser in the manner it considers to be the most equitable and consistent with its obligations to the Fund and to such other clients.

5.                                      Disclosure about Subadviser.  The Subadviser has reviewed the registration statement for the Fund filed with the SEC that contains disclosure about the Subadviser and represents and warrants that, with respect to the disclosure about the Subadviser or information relating directly or indirectly to the Subadviser, such registration statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.

6.                                      Expenses.  During the term of this Agreement, the Subadviser will pay all expenses incurred by it and its staff for their activities in connection with its portfolio management duties under this Agreement.  The Subadviser shall be responsible for one half of the expenses incurred in connection with the launch of the Fund, including but not limited to offering expenses, organizational costs, structuring fees and related costs, and distribution costs, other than the expenses borne by the Fund.  The Subadviser shall be responsible for all costs associated with any proxy statements and/or other disclosure materials that are required due to a change in control of the Subadviser.  Notwithstanding the foregoing, the Fund shall be responsible for all the expenses of the Fund’s operations, including, but not limited to:

(a)                                 the fees and expenses of Trustees who are not interested persons of the Adviser or of the Fund;

(b)                                 the fees and expenses of the Fund which relate to:  (i) the custodial function and recordkeeping connected therewith; (ii) the maintenance of the required accounting records of the Fund not being maintained by the Adviser; and (iii) the pricing of the Fund’s shares, including the cost of any pricing service or services that may be retained pursuant to the authorization of the Board;

(c)                                  the fees and expenses of the Fund’s transfer and dividend disbursing agent, which relate to the maintenance of each shareholder account;

(d)                                 the charges and expenses of legal counsel and independent accountants for the Fund, including as relates to assignment or disposition of distressed assets;

(e)                                  brokers’ commissions and any issue or transfer taxes chargeable to the Fund in connection with its securities transactions on behalf of the Fund;

(f)                                   all taxes and business fees payable by the Fund to federal, state or other governmental agencies;

(g)                                  the fees of any trade association of which the Fund may be a member;

(h)                                 the cost of share certificates representing the Fund’s shares, if any;

(i)                                     the fees and expenses involved in registering and maintaining registrations of the Fund with the SEC, qualifying Fund shares under state securities laws, including the preparation and printing of the Fund’s registration statement and prospectus for filing under federal and state securities laws for such purposes;

(j)                                    allocable communications expenses with respect to investor services and all expenses of shareholders’ and Board meetings and of preparing, printing and mailing reports to shareholders in the amount necessary for distribution to the shareholders;

(k)                                 litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business; and

(l)                                     transaction, pricing and other similar fees relating to the Fund’s investments, including closing fees, assignment fees, agent fees, rating agency fees and administrative fees associated with processing investments (e.g., Clearpar trading closing fees).

7.                                      Compliance.

(a)                                 The Subadviser agrees to assist the Adviser and the Fund in complying with the Fund’s obligations under Rule 38a-1 under the 1940 Act, including but not limited to:  (i) periodically providing the Fund’s Chief Compliance Officer with requested information about any independent third-party reports (if available) in connection with the Subadviser’s compliance program adopted pursuant to Rule 206(4)-7 under the Advisers Act (“Subadviser’s Compliance Program”); (ii) reporting any material deficiencies in the Subadviser’s Compliance Program to the Fund’s Chief Compliance Officer within a reasonable time following the Subadviser becoming aware of such deficiency; and (iii) reporting any material changes to the Subadviser’s Compliance Program to the Fund’s Chief Compliance Officer within a reasonable time.  The Subadviser understands that the Board is required to approve the Subadviser’s Compliance Program on at least an annual basis, and acknowledges that this Agreement is conditioned upon the Board’s approval of the Subadviser’s Compliance Program.

(b)                                 The Subadviser agrees that it shall immediately notify the Adviser and the Fund’s Chief Compliance Officer:  (i) in the event that the Subadviser is aware that the SEC has placed limitations upon its activities, functions or operations, suspended or revoked its registration as an investment adviser or commenced proceedings or an investigation that may result in any of these actions; or (ii) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.  The Subadviser further agrees to notify the Adviser immediately of any material fact known to the Subadviser about the Subadviser that is not contained in the registration statement for the Fund, or any amendment or supplement thereto, or upon the Subadviser becoming aware of any statement contained therein about the Subadviser that becomes untrue in any material respect.

(c)                                  The Adviser agrees that it shall immediately notify the Subadviser:  (i) in the event that the SEC has placed limitations upon either of the Adviser or the Fund’s activities, functions or operations, suspended or revoked the Adviser’s registration as an investment adviser or commenced proceedings or an investigation that may result in any of these actions; or (ii) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

(d)                                 The Subadviser has established and will keep in effect a business continuity plan that sets forth procedures for recovery of critical business functions at minimum operating levels and can be implemented promptly.  The Subadviser shall notify the Adviser, as soon as practicable by telephone, electronic mail or such other method of prompt communication as may be available under the circumstances, of the occurrence of any event requiring the Subadviser to implement any procedures under such plan.

8.                                      Representations and Warranties.

(a)  The Subadviser represents and warrants to the Adviser that: (i) it is registered as an investment adviser under the Advisers Act and is registered or licensed as an investment adviser under the laws of all jurisdictions in which its activities require it to be so registered or licensed; (ii) it has reviewed the registration requirements of the CEA and the National Futures Association (“NFA”) relating to commodity pool operators and commodity trading advisors and is either appropriately registered with the CFTC and a member of the NFA or is exempt or excluded from CFTC registration requirements; (iii) it will maintain each such registration, license or membership in effect at all times during the term of this Agreement and will obtain and maintain such additional governmental, self-regulatory, exchange or other licenses, approvals and/or memberships and file and maintain effective such other registrations as may be required to enable the Subadviser to perform its obligations under this Agreement; (iv) it is duly organized and validly existing, and is authorized to enter into this Agreement and to perform its obligations hereunder; (v) it has policies and procedures to ensure compliance with economic sanctions programs (“Sanctions”), including but not limited to those administered or promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the European Union, and the United Nations Security Council; (vi) neither the execution or delivery of this Agreement by the Subadviser nor any action taken in its performance of its obligations hereunder shall cause the Trust or the Adviser to be in violation of Sanctions; and (vii) neither the execution or delivery of this Agreement by the Subadviser nor its performance of its obligations hereunder shall conflict with, violate, breach or constitute a default under any term or provision of its constituent or governing documents or any indenture, mortgage, deed of trust, instrument, agreement or other document to which the Subadviser is a party or by which it is bound or to which any of its assets are subject or any applicable statute, law, rule, regulation, order or other legal requirement applicable to the Subadviser or any of its assets that would reasonably be expected to have a material adverse impact on the Subadviser’s ability to perform its obligations under this Agreement.

(b)  The Subadviser shall promptly notify the Adviser and the Trust in writing of the occurrence of any of the following events: (i) any breach of this Agreement; (ii) any of the representations and warranties of the Subadviser contained herein becomes untrue after the execution of this Agreement; (iii) the Subadviser becomes aware that it is or likely may become subject to any statutory disqualification pursuant to Section 9(b)of the 1940 Act or otherwise that prevents the Subadviser from serving as an investment adviser or performing its duties pursuant to this Agreement; (iv) the Subadviser shall have been served or otherwise becomes aware of any action, suit, proceeding, inquiry or investigation applicable to it, at law or in equity, before or by any court, public board or body, involving or in any way relevant to the affairs of the Fund; (v) any of the named portfolio managers of the Fund (“Key Personnel”) are no longer active, or are proposed to no longer be active, in the day-to-day management of and/or trading decisions for the Fund; (vi) any change in any of the Key Personnel and/or any change concerning any of the Key Personnel (including, without limitation, any change in the location of any such person or any adverse change in the position, function, regulatory or licensing status or other circumstances of any such person) which may adversely affect the Fund; (vii) any proposed change in control of the Subadviser; and (viii) any proposed assignment of this Agreement. The Subadviser further agrees to notify the Adviser and the Fund promptly if any statement regarding the Subadviser contained in the Fund’s Registration Statement with respect to the Fund, or any amendment or supplement thereto, becomes untrue or incomplete in any material respect.

9.                                      Documents.  The Adviser has delivered to the Subadviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

(a)                                 Declaration of Trust of the Fund, as amended from time to time, as filed with the Secretary of the State of Delaware (such Declaration of Trust, as in effect on the date hereof and as amended from time to time, are herein called the “Declaration of Trust”);

(b)                                 By-Laws of the Fund, as amended from time to time (such By-Laws, as in effect on the date hereof and as amended from time to time, are herein called the “By-Laws”);

(c)                                  Certified Resolutions of the Board authorizing the appointment of the Subadviser and approving the form of this Agreement;

(d)                                 Registration statement under the 1940 Act and the 1933 Act, as amended, on Form N-2, as filed with the SEC relating to the Fund and the Fund’s shares, and all amendments thereto;

(e)                                  Any press releases relating to the Fund;

(f)                                   All financial statements of the Fund; and

(g)                                  Notification of Registration of the Fund under the 1940 Act on Form N-8A, as filed with the SEC, and all amendments thereto.

10.                               Books and Records.  The Subadviser agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act or such longer period as the Adviser or Fund may direct, all records relating to the Subadviser’s services under this Agreement and the Fund’s investments made by the Subadviser as are required by Section 31 under the 1940 Act, and rules and regulations thereunder, and by other applicable legal provisions, including the Advisers Act, the 1934 Act, the CEA, and rules and regulations thereunder, and the Fund’s compliance policies and procedures, and to preserve such records for the periods and in the manner required by that Section, and those rules, regulations, legal provisions and compliance policies and procedures. In compliance with the requirements of Rule 31a-3 under the 1940 Act, any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Subadviser on behalf of the Fund are the property of the Fund and shall be surrendered promptly to the Fund or the Adviser on request.

The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such periodic, special and other examinations by the SEC, the Fund’s auditors, the Fund or any representative of the Fund (including, without limitation, the Fund’s Chief Compliance Officer), the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Adviser or the Fund.

11.                               Cooperation.  Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction

(including, but not limited to, the SEC) in connection with any investigation or inquiry relating to this Agreement or the Fund.

12.                               Reference to the Subadviser. The Adviser and the Fund are authorized to publish and distribute any information, including but not limited to registration statements, advertising or promotional material, regarding the provision of sub-investment advisory services by the Subadviser pursuant to this Agreement and to use in advertising, publicity or otherwise the name of the Subadviser, or any trade name, trademark, trade device, service mark, symbol or logo of the Subadviser, with the prior written consent of the Subadviser. In addition, the Adviser may distribute information regarding the provision of sub-investment advisory services by the Subadviser to the Board with the prior written consent of the Subadviser. The Adviser shall provide copies of such items to the Subadviser upon request within a reasonable time following such use, publication or distribution.

13.                               Confidentiality.  The Subadviser will treat as proprietary and confidential any information obtained in connection with its duties hereunder, including all records and information pertaining to the Fund and their prior, present or potential shareholders (collectively, the “Information”), unless required by law or expressly permitted herein.  The Subadviser will not use such Information for any purpose other than the performance of its responsibilities and duties hereunder, unless expressly permitted herein.  Such Information may not be disclosed except (i) after prior notification to and approval in writing (including electronic mail) by the Fund or its legal counsel; (ii) to its affiliates and its and its affiliates’ directors, officers, employees and agents, including accountants, rating agencies, portfolio management servicers, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (iii) in connection with the exercise of any remedies hereunder or any suit action or proceeding relating to this Agreement or the enforcement of rights hereunder; (iv) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of, or any prospective assignee of, any of its rights and obligations under this Agreement in accordance with the terms of this Agreement; (v) to the extent such Information (a) becomes publicly available other than as a result of a breach of this Section or (b) becomes available to the Subadviser on a on a non-confidential basis from a source other than in connection with its duties hereunder; (vi) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about the Subadviser’s or the Fund’s investment portfolio in connection with ratings issued with respect to the Fund or the Subadviser or its managed funds; (vii) in connection with any public filing by the Subadviser or any of its affiliates and to service providers to the Subadviser with respect to such filing; (viii) to any financial institution that is a lender (or other provider of financing) to the Subadviser (with respect to sub-items (vii) and (viii), it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ix) if such disclosure is expressly required or requested by applicable federal or state regulatory authorities or (x) otherwise required by law or regulation or by any subpoena or similar legal process.

14.                               Control.  Notwithstanding any other provision of the Agreement, it is understood and agreed that the Adviser shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement, and reserves the right to direct, approve or disapprove any action hereunder taken on its behalf by the Subadviser.

15.                               Liability.  Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Fund and the Adviser agree that the Subadviser, any affiliated person of the Subadviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls the Subadviser, shall not be liable for, or subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith or negligence in the performance of the Subadviser’s duties, or by reason of reckless disregard of the Subadviser’s obligations and duties under this Agreement.  Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

16.                               Indemnification.

(a)                                 The Adviser agrees to indemnify and hold harmless the Subadviser, any affiliated person of the Subadviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Subadviser (all of such persons being referred to as “Subadviser Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which a Subadviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, the Code, under any other statute, at common law or otherwise, arising out of the Adviser’s responsibilities to the Fund, which:  (i) may be based upon any willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or reckless disregard of the Adviser’s obligations and duties under this Agreement, or by any of its employees or representatives or any affiliate of or any person acting on behalf of the Adviser, or (ii) may be based upon any untrue statement or alleged untrue statement of a material fact supplied by, or which is the responsibility of, the Adviser and contained in the Fund’s registration statement, or the omission or alleged omission to state therein a material fact known or which should have been known to the Adviser and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser, the Fund or to any affiliated person of the Adviser by a Subadviser Indemnified Person; provided, however, that in no case shall the indemnity in favor of the Subadviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

(b)                                 Notwithstanding Section 15 of this Agreement, the Subadviser agrees to indemnify and hold harmless the Adviser, any affiliated person of the Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Adviser (all of such persons being referred to as “Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation

(including legal and other expenses) to which a Adviser Indemnified Person may become subject under the 1933 Act, 1940 Act, the Advisers Act, the Code, under any other statute, at common law or otherwise, arising out of the Subadviser’s responsibilities as Subadviser of the Fund, which:  (i) may be based upon any willful misfeasance, bad faith or gross negligence in the performance of the Subadviser’s duties, or by reason of reckless disregard of the Subadviser’s obligations and duties under this Agreement, or by any of its employees or representatives, or any affiliate of or any person acting on behalf of the Subadviser; (ii) may be based upon a failure by the Subadviser to comply with Section 2, Paragraph (a) of this Agreement; or (iii) may be based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement or prospectus covering the shares of the Fund, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to the Subadviser and was required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished to the Adviser, the Fund or any affiliated person of the Adviser or Fund by the Subadviser or any affiliated person of the Subadviser; provided, however, that in no case shall the indemnity in favor of a Adviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(c)                                  The Adviser shall not be liable under Paragraph (a) of this Section 15 with respect to any claim made against a Subadviser Indemnified Person unless such Subadviser Indemnified Person shall have notified the Adviser in writing within a reasonable time after the summons, notice or other first legal process or notice giving information of the nature of the claim shall have been served upon such Subadviser Indemnified Person (or after such Subadviser Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability that it may have to the Subadviser Indemnified Person against whom such action is brought otherwise than on account of this Section 15.  In case any such action is brought against the Subadviser Indemnified Person, the Adviser will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Subadviser Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Subadviser Indemnified Person.  If the Adviser assumes the defense of any such action and the selection of counsel by the Adviser to represent both the Adviser and the Subadviser Indemnified Person would result in a conflict of interest and, therefore, would not, in the reasonable judgment of the Subadviser Indemnified Person, adequately represent the interests of the Subadviser Indemnified Person, the Adviser will, at its own expense, assume the defense with counsel to the Adviser and, also at its own expense, with separate counsel to the Subadviser Indemnified Person, which counsel shall be satisfactory to the Adviser and to the Subadviser Indemnified Person.  The Subadviser Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Adviser shall not be liable to the Subadviser Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Subadviser Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation.  The

Adviser shall not have the right to compromise on or settle the litigation without the prior written consent of the Subadviser Indemnified Person if the compromise or settlement results, or may result, in a finding of wrongdoing on the part of the Subadviser Indemnified Person.

(d)                                 The Subadviser shall not be liable under Paragraph (b) of this Section 15 with respect to any claim made against a Adviser Indemnified Person unless such Adviser Indemnified Person shall have notified the Subadviser in writing within a reasonable time after the summons, notice or other first legal process or notice giving information of the nature of the claim shall have been served upon such Adviser Indemnified Person (or after such Adviser Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Subadviser of any such claim shall not relieve the Subadviser from any liability that it may have to the Adviser Indemnified Person against whom such action is brought otherwise than on account of this Section 15.  In case any such action is brought against the Adviser Indemnified Person, the Subadviser will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Adviser Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Adviser Indemnified Person.  If the Subadviser assumes the defense of any such action and the selection of counsel by the Subadviser to represent both the Subadviser and the Adviser Indemnified Person would result in a conflict of interest and, therefore, would not, in the reasonable judgment of the Adviser Indemnified Person, adequately represent the interests of the Adviser Indemnified Person, the Subadviser will, at its own expense, assume the defense with counsel to the Subadviser and, also at its own expense, with separate counsel to the Adviser Indemnified Person, which counsel shall be satisfactory to the Subadviser and to the Adviser Indemnified Person.  The Adviser Indemnified Person shall beat the fees and expenses of any additional counsel retained by it, and the Subadviser shall not be liable to the Adviser Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Adviser Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation.  The Subadviser shall not have the right to compromise on or settle the litigation without the prior written consent of the Adviser Indemnified Person if the compromise or settlement results, or may result, in a finding of wrongdoing on the part of the Adviser Indemnified Person.

17.                               Services Not Exclusive.  The services furnished by the Subadviser hereunder are not to be deemed exclusive, and except as the Subadviser may otherwise agree or has agreed in writing, the Subadviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.  Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Subadviser, who may also be a Trustee, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

18.                               Duration and Termination.  This Agreement shall become effective on the date first indicated above.  Unless terminated as provided herein, the Agreement shall remain in full force and effect for an initial period of two (2) years from the date first indicated above when following a shareholder approval, and otherwise a period of one (1) year, and continue on an annual basis thereafter, provided that such continuance is specifically approved each year by:  (a)

the vote of a majority of the entire Board or by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund; and (b) the vote of a majority of the Board who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.  Notwithstanding the foregoing, this Agreement may be terminated:  (A) by the Adviser at any time without penalty, upon sixty (60) days’ written notice to the Subadviser and the Fund; (B) at any time without payment of any penalty by the Fund, upon the vote of a majority of the Board or a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Adviser and the Subadviser; or (C) by the Subadviser at any time without penalty, upon sixty (60) days’ written notice to the Adviser and the Fund.  In the event of termination for any reason, all records of the Fund shall promptly be returned to the Adviser or the Fund, free from any claim or retention of rights in such record by the Subadviser; provided, however, that the Subadviser may, at its own expense, make and retain a copy of such records.  The Agreement shall automatically terminate in the event of its assignment (as such term is described in the 1940 Act) or in the event the Management Agreement between the Adviser and the Fund is assigned or terminates for any other reason.  In the event this Agreement is terminated or is not approved in the manner described above, the Sections numbered 2(f), 10, 11, 12, 13, 14, 15, 16 and 20 of this Agreement shall remain in effect, as well as any applicable provision of this Section 18.

19.                               Amendments.  This Agreement may be amended in accordance with the 1940 Act, provided that any amendment, alteration, waiver or modification shall be in writing duly executed by the proper officials of the parties hereto, and no amendment to this Agreement shall be effective until approved by vote of the Board, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party.

20.                               Use of Name.

(a)                                 It is understood that the trade names and service marks Four Wood, FW or any derivatives thereof or logo associated with those names (the “Adviser Marks”) are the valuable property of the Adviser and/or its affiliates, and that the Subadviser has the right to use such Adviser Marks only with the approval of the Adviser and only so long as the Adviser is Adviser to the Fund.  Upon termination of the Management Agreement, the Subadviser shall forthwith cease to use such Adviser Marks.  All goodwill and proprietary rights derived from the use by the Subadviser of the Adviser Marks shall inure to the Adviser’s benefit.

(b)                                 It is understood that the trade names and service marks THL, THL Credit, THL Credit Advisors LLC, THL Credit Senior Loan Strategies LLC or any derivatives thereof or logo or trademark (including any corporate identifier) associated with those names or THL generally (collectively, the “Subadviser Marks”) are the valuable property of the Subadviser and/or its affiliates, and that the Fund has the right, without the right to delegate or sub-license, to use such Subadviser Marks in offering materials of the Fund or sales materials with respect to the Fund for so long as the Subadviser is a subadviser to the Fund and the Subadviser has approved such use in accordance with the following sentence.  All materials bearing any Subadviser Marks must be approved in writing

(including electronic mail) and in advance by the Subadviser prior to use or dissemination.  Upon termination of this Agreement, the Fund shall forthwith cease to use such Subadviser Marks.  All goodwill and proprietary rights derived from the use by the Fund of the Subadviser Marks shall inure to the Subadviser’s benefit.

21.                               Proxies; Class Actions.

(a)                                 The Subadviser is hereby appointed the Fund’s agent and attorney-in-fact to exercise in its discretion all rights and perform all duties which may be exercisable in relation to the Fund, including without limitation the right to vote (or in its discretion, refrain from voting), tender, exchange, endorse, transfer, or deliver any securities on behalf of the Fund, to participate in or consent to any class action, distribution, plan of reorganization, creditors committee, merger, combination, consolidation, liquidation, underwriting, or similar plan with reference to such securities; and to execute and bind the Fund in waivers, consents and covenants related thereto.  For the avoidance of doubt, the Subadviser has sole and full discretion to vote (or not to vote) any securities in the Fund and neither the Fund nor the Adviser will, directly or indirectly, attempt to influence the Subadviser’s voting decisions.  The Subadviser represents and covenants that prior to the Fund’s commencement of operations it will have adopted written proxy voting policies and procedures as required under Rule 206(4)-6 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), a copy of which be provided to the Fund and the Board, and that it will promptly provide (i) any updates of such policies and procedures to the Fund and the Board, (ii) its voting records with respect to the Fund’s securities to the Fund or the Fund’s proxy voting service, as the Fund may direct, so that the Fund meets its annual disclosure requirement pursuant to Rule 30b1-4 under the 1940 Act, and (iii) reports to the Adviser and/or the Board, as the Fund may direct, in instances where the Subadviser votes counter to its proxy voting policies.

(b)                                 The Subadviser shall be responsible for responding to any class action claim with respect to any of the Fund’s investments and shall notify promptly the Fund of any such claims.  The Subadviser shall be responsible for taking any action or rendering advice with respect to any class action claim relating to any assets held in the Fund.  The Adviser will instruct the applicable service providers to forward to the Subadviser any information concerning such actions.  The Subadviser will, however, forward to Adviser any information it receives regarding any legal matters involving any asset held in the Fund.

22.                               Status of Subadviser.  The Subadviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

23.                               Notice.  Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Adviser at Four Wood Capital Advisors, LLC, 100 Wall St., 11th Floor, New

York, NY 10005, Attention: Peter E. Pisapia, Managing Partner and General Counsel; or (2) to the Subadviser at THL Credit Advisors LLC, 100 Federal Street, 31st Floor, Boston, MA 02110, Attention:  Stephane Paré Sullivan, General Counsel and Chief Compliance Officer.

24.                               Miscellaneous.

(a)                                 This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder.  The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act;

(b)                                 The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect;

(c)                                  To the extent permitted under Section 17 of this Agreement, this Agreement may only be assigned by any party with the prior written consent of the other parties;

(d)                                 If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be effected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable; and

(e)                                  Nothing herein shall be construed as constituting the Subadviser as an agent of the Adviser, or constituting the Adviser as an agent of the Subadviser.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the [•]th day of September, 2013.  This Agreement may be signed in counterparts.

FOUR WOOD CAPITAL ADVISORS, LLC

Attest:		By:
Name:	Peter E. Pisapia	Name: Stephen A. Baffico
Title:	Managing Partner and General Counsel	Title: Managing Partner and Chief Executive Officer

THL CREDIT ADVISORS LLC

Attest:		By:
Name:	James K. Hunt	Name: Brian W. Good
Title:	Chief Executive Officer	Title: Managing Director